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AGREEMENT AND GENERAL RELEASE

Emeritus Corporation ("Emeritus") and Gary Becker, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Becker”), agree that:

1.  Resignation as Officer. Becker hereby resigns as an officer of Emeritus and Emeritus accepts Becker's resignation effective May 1, 2007 (“Resignation Date”).

2.  Consideration. In consideration for signing this Agreement and General Release ("Agreement") and compliance with the promises made herein, Emeritus agrees, subject to the change of control provisions in Paragraph 2(g):

(a) to pay Becker's salary at its current rate ($241,500 per year) and to keep Becker and his spouse on the Executive benefit plan for a two-year period commencing on the Resignation Date (the “Separation Period”) in addition commencing May 1, 2009 to pay Becker an annual salary of $144,900 equal to 60% of base annual salary at time of retirement through April 30, 2010;

(b) to pay Becker’s continued insurance coverage under COBRA for 18 months, following the end of the Separation Period. At the end of the COBRA period, Emeritus will pay a one-time cash payment to cover medical premiums on an individual plan for Becker and his spouse until Becker reaches the age of 65;

(c) to pay a pro-rated bonus earned (if any) under the Executive Bonus plan for 2007 for 1st quarter achievements; even if said bonus would not be deemed earned under the terms of the Executive Bonus plan, if other executives receive bonuses under the 2007 Executive Bonus plan, Becker will be entitled to an appropriate discretionary pro-rata bonus;

(d) to maintain Becker’s participation in the Top Hat plan through end of Separation Period including any mandatory company matching contributions;

(e) to permit Becker's outstanding stock options to continue to vest during the Separation Period. Becker shall have ninety (90) days following the end of the Separation Period to exercise said options;

(f) that Becker may maintain his long term disability insurance policy with Becker responsible for the premiums as of June 1, 2007;

(g) in the event of a change of control as defined in the Company’s 2006 Stock Option Plan, Emeritus will have the option of calculating an equivalent lump sum amount to cover any remaining financial obligations set forth in Paragraphs 2(a) - (h) and paying said lump sum to Becker;

(h) to give Becker the option, upon next annual renewal of company-provided life insurance, to convert to an individual policy with Becker responsible for premiums;

(i) to provide and pay for legal counsel in the event Becker is named as an individual defendant in any lawsuits in the future filed by any third party that arise out of Becker’s work on behalf of Emeritus:

(j) to allow Becker to keep computer and cell phone and transferring cell phone to Becker’s personal account.

3.  No Consideration Absent Execution of this Agreement. Becker understands and agrees that he would not receive the monies and/or benefits specified in paragraph “2” above, except for his execution of this Agreement and the fulfillment of the promises contained herein.

4.  Revocation. Becker may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to Dan Baty and state, "I hereby revoke my acceptance of our Agreement." The revocation must be personally delivered to Dan Baty or his designee, or mailed to Dan Baty and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Becker was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

5.  General Release of Claims. Becker knowingly and voluntarily releases and forever discharges Emeritus, its affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors, members, managers and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, Becker has or may have against Employer as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended ("ERISA");

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	Washington Law Against Discrimination in Employment - Wash. Rev. Code Ch. 49.60.010 et seq.

•	Washington State Civil Rights Act - Wash. Rev. Code§49.60.400

•	Washington Statutory Provisions Against Retaliation/Discrimination for Filing a Workers’ Compensation Claim - Wash. Rev. Code §51.48.025

•	Washington Age Discrimination Law - Wash. Rev. Code Title 49, §49.44.090

•	Washington Sex Discrimination Law - Wash. Rev. Code Ch. 49.12, §200

•	Washington Equal Pay Law - Wash. Rev. Code Title 49, §49.12.175

•	Washington Family Leave Act - Wash. Rev. Code §49.78.005 et seq. and §49.78.010 et seq.

•	Washington Wage Payment and Work Hour Laws

•	The Washington Industrial Safety and Health Act - Wash. Rev. Code Ch. 49.17

•	Arizona Civil Rights Act - Ariz. Rev. Stat. §41-1401 et seq.

•	Arizona AIDS Testing and Confidentiality Act - Ariz. Rev. Stat. Art. 4, Tit. 36, §36-661, 664-668

•	Arizona Equal Pay Law - Ariz. Rev. Stat. Art. 6.1, Ch. 2, Tit. 23, §23-340 et seq.

•	Arizona Genetic Testing Laws - Title 12, Ch. 19, Art. 1, Ariz. Rev. Stat. §12-2801 and Title 20, Art. 6, Ariz. Rev. Stat. §20-448.02

•	Arizona Employment Protections Act - Title 23, Ch. 9, Art. 1, Ariz. Rev. Stat. §23-1501

•	Arizona Constructive Discharge Law - Title 23, Ch. 9, Art. 1, Ariz. Rev. Stat. §23-1502

•	Arizona Wage Payment and Work Hour Laws

•	Arizona Occupational Safety and Health Act, as amended

•	Arizona Political Activities of Employees Law - Ariz. Rev. Stat. §16-1012 et seq.

•	Arizona Drug Testing Law - Ariz. Rev. Stat. §23-493

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

7. Affirmations. (a) Becker affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form.

(b) Becker further affirms that he has been paid and/or has received all leave (paid or unpaid), vacation and floating holiday pay, compensation, wages, bonuses, commissions, and/or benefits (including any monies to which he is entitled in his section 401(k) plan) to which he may be entitled and that no other leave (paid or unpaid), vacation and floating holiday pay, compensation, wages, bonuses, commissions and/or benefits (including any monies to which he is entitled in his section 401(k) plan) are due to him, except (1) any already vested benefit under ERISA, and (2) as provided in this Agreement.

(c) Becker furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

(d) Becker affirms that he has returned any and all of Employer's property in his possession or control.

(e) Becker further affirms that Becker has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Becker agrees that if such an administrative claim is made, Becker shall not be entitled to recover any individual monetary relief or other individual remedies.

 8. Confidentiality. Becker agrees not to disclose any information regarding the existence or substance of this Agreement, except to his spouse, tax advisor, and an attorney with whom Becker chooses to consult regarding his consideration of this Agreement. Employer also affirms he has not divulged any proprietary or confidential information of Employer and will not divulge such information at anytime hereafter.

9. Non-disparagment. The parties hereto agree they have not made and will not make any statements disparaging each other. Becker specifically agrees not to speak with the press or media about Employer in a disparaging or negative manner.

 10. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of Washington without regard to its conflict of laws provision. In the event the Becker breaches any provision of this Agreement, Becker and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

11. Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

 12. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

 13. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, with the sole exception of the Emeritus Confidentiality Policy. Becker acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

BECKER HAS BEEN ADVISED THAT HE HAS AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

BECKER AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, BECKER FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE,

SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

Emeritus Corporation

__/s/ Gary Becker___________
Gary Becker
Date:04/07/07

By:/s/ Daniel R. Baty
Daniel R. Baty
Chief Executive Officer
Date:04/13/07